NONCOMPETITION AND
                     NONDISCLOSURE AGREEMENT


     THIS IS A NONCOMPETITION AND NONDISCLOSURE AGREEMENT ("this Agreement") dated January 3, 1995 by and among MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation (the "Purchaser"); DRAVO BASIC MATERIALS COMPANY, INC., an Alabama corporation (the "Company"); DRAVO LIME COMPANY, a Delaware corporation ("DLC"); and DRAVO CORPORATION, a Pennsylvania corporation ("Dravo"), and in which the parties to this Agreement, in consideration of the mutual agreements set forth below and conditions contained in this Agreement (the mutuality, adequacy, receipt and sufficiency of which are hereby acknowl-edged), hereby agree as follows:

     1. Background. This Agreement is being executed and delivered contemporaneously with and as a condition to the acquisition by the Purchaser of substantially all the assets of the Company, pursuant to that certain Asset Purchase Agreement of even date herewith among the Purchaser, Dravo, the Company and Atchafalaya Mining Company, Inc. (the "Acquisition Agreement"). The Company is engaged in the business of quarrying, dredging, producing, marketing, selling and distributing aggregates products, including crushed stone, pulverized limestone, shell, and sand and gravel from numerous locations, principally for construction, industrial, utility and environmental uses (the "Business"). Dravo owns one hundred percent (100%) of the outstanding capital stock of each of the Company and DLC. DLC is engaged in the business of producing, marketing, distributing and selling lime, and markets, distributes and sells crushed limestone aggregates products which are produced in connection with its lime business. Contemporaneously with the execution and delivery of this Agreement, DLC and the Purchaser have entered into those certain Crushed Limestone Aggregates Distributorship Agreements with respect to DLC's Longview, Alabama facility and its Maysville and Black River, Kentucky facilities, which provide for the purchase by the Purchaser of crushed limestone aggregates products produced by DLC (the "Distributorship Agreements"). Dravo, DLC and the Company understand that the Purchaser will not consummate such acquisition or enter into the Distributorship Agreements without the assurance that Dravo, DLC and the Company will not engage in the activities prohibited by this Agreement, and in order to induce the Purchaser to consummate the acquisition and other transactions contemplated by the Acquisition Agreement (including the Distributorship Agreements), Dravo, DLC and the Company agree to restrict their actions as provided in this Agreement. Dravo, DLC and the Company acknowledge and agree that such restrictions are reasonable in light of the business of the Company and the direct and substantial benefits of the acquisition to Dravo, DLC and the Company.

     2. Consideration. As consideration for the covenants and agreements of Dravo, DLC and the Company in this Agreement and the Distributorship Agreements, the Purchaser shall pay to the Company, Dravo and DLC Eight Million Dollars ($8,000,000.00) contemporaneously with the execution and delivery of this Agreement. As the parent corporation of DLC and the Company, Dravo acknowledges and agrees that the substantial benefits to DLC of the Distributorship Agreements and to the Company of the transaction consummated pursuant to the Acquisition Agreement are a direct benefit to Dravo and also constitute good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Dravo, for the covenants and agreements of Dravo in this Agreement.

     3. Territory. Dravo, DLC and the Company acknowledge and agree that the Company sells and distributes aggregates products, including crushed stone, pulverized limestone, shell, and sand and gravel, throughout the geographic areas listed on Schedule A attached to this Agreement (the "Territory") and that the Purchaser intends to increase its sales and operations throughout the Territory.

     4. Noncompetition. Each of Dravo, DLC and the Company agrees that during the period extending from the date of this Agreement through the eighth
(8th) anniversary thereof (or if earlier, the complete termination by Purchaser of the Business as conducted on the date of this Agreement), it will not, directly or indirectly, either: (i) have any interest in (whether as proprietor, manager, security holder, or otherwise), (ii) act as agent, broker, or distributor for or adviser or consultant to, or (iii) in any way assist (whether by solicitation of customers or employees or otherwise) any person, firm, corporation or business entity which is engaged, or which Dravo, DLC or the Company reasonably knows is undertaking to become engaged, in the Territory in the Business, with respect to the Company, and in the Territory in the Restricted Business (as defined herein) with respect to Dravo and DLC; provided, however, that this Section 4 shall not prohibit Dravo, DLC or the Company from owning five percent (5%) or less of the outstanding equity securities registered under Section 12 of the Securities Exchange Act of 1934 of any corporation or business entity engaged in the Territory in the Business. Notwithstanding the foregoing, the provisions of this Agreement shall not be construed to prohibit Dravo or DLC from engaging, whether within or outside the Territory, in (i) the production, marketing, distribution and sale of lime and related products other than products included within the Restricted Business (defined below), (ii) the activities of DLC permitted by or pursuant to the Distributorship Agreements, (iii) mining, quarrying, producing, marketing and selling limestone for uses other than those included in the Restricted Business, or (iv) the activities permitted pursuant to
Section 8 of this Agreement. "Restricted Business" means the quarrying, dredging, production, marketing, sale and distribution of aggregates products for use in (i) the construction of civil, commercial and residential structures, underground pipelines, roads, beddings for pipelines, roads and railroads, and other similar structures; (ii) the production of asphalt and ready mix concrete, concrete pipe and block and other similar construction materials; (iii) the construction of riverbanks, shores, jetties, islands, and in similar uses; and (iv) the production of agricultural limestone ("aglime") for use in soil neutralization applications for agricultural products.

     5. No Interference with Customers. Each of Dravo, DLC and the Company agrees that during the period extending from the date of this Agreement through the eighth (8th) anniversary thereof (or if earlier the complete termination of the Business as conducted on the date of this Agreement), it will not, directly or indirectly:

        (a) solicit, divert or take away, or attempt to solicit, divert or take away, the business of any Customer with respect to the products or services of the Restricted

     Business sold (or offered for sale) to such Customer during the twelve month period prior to the date of this Agreement; or

        (b) attempt or seek to cause any of the Customers to refrain, in any respect, from maintaining or acquiring from or through the Purchaser any product or service of the Restricted Business sold (or offered for sale) to such Customer during the twelve-month period prior to the date of this Agreement.

As used in this section, "Customer" means any actual customer of the Company or any potential customer of the Company located in the Territory served or solicited within the twelve-month period prior to the date of this Agreement.

     6. No Interference With Employees. Each of Dravo, DLC and the Company agrees that for the period extending from the date of this Agreement through the eighth (8th) anniversary thereof (or if earlier the complete termination of the Business as conducted on the date of this Agreement), it will not, directly or indirectly, request or induce any employee of the Purchaser to terminate his employment with the Purchaser and accept employment with another business entity engaged in the Business in the Territory.

     7. Nondisclosure.

        (a) General. Each of Dravo, DLC and the Company recognizes and acknowledges that it has had access to certain highly sensitive, special, unique information of the Company that is confidential or proprietary and which has been sold by the Company to the Purchaser. Each of Dravo, DLC and the Company hereby covenants and agrees that it will not (i) as to Trade Secrets, so long as they remain Trade Secrets, and (ii) as to Confidential Information, during the period from the date of this Agreement through the eighth (8th) annual anniversary thereof, use or disclose any Confidential Information or Trade Secrets except to authorized representatives of the Purchaser; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Dravo, DLC or the Company have entered the public domain; provided, further, that the foregoing restrictions shall terminate upon the complete termination of the Business as conducted on the date of this Agreement. Notwithstanding the foregoing provisions of this Section 7(a), each of Dravo, DLC and the Company may
     (i) disclose Trade Secrets and Confidential Information to the extent necessary to establish rights under this Agreement, the Acquisition Agreement or the Distributorship Agreements and (ii) disclose Trade Secrets and Confidential Information to the extent it is required to do so in order to comply with a governmental or judicial order or decree, but upon receiving notice that any such order or decree is being sought, it will promptly notify the Purchaser so that it may seek an appropriate protective order.

        (b) Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

           (i) "Trade Secret" means the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement with respect to the Business on the date of this Agreement, which has been sold to Purchaser, and that is valuable and secret (in the sense that it is not generally known to competitors of the Company or the Purchaser).

           (ii) "Confidential Information" means any data or information with respect to the Business on the date of this Agreement, other than Trade Secrets, which data or information has been sold to Purchaser, and that is material to the Company and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes without limitation:
        (A) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Company, together with any techniques utilized by the Company in designing, developing, manufacturing, testing or marketing its products or in performing services for customers and accounts of the Company; (B) customer lists, the special requirements of particular customers, and the current and anticipated requirements of customers generally for the products of the Company; (C) any contracts, working drawings, designs, product specifications, software programs, source codes or similar information of the Company; (D) the specifications of any new products under development by the Company; and (E) the business plans and financial statements, reports and projections of the Company.

     Trade Secrets and Confidential Information shall include such information whether it is in written or other form.

        (c) Ownership; Return. Each of Dravo, DLC and the Company acknowledges that all Trade Secrets and Confidential Information are and shall be the sole, exclusive and valuable property of the Purchaser, and that Dravo, DLC and the Company has and shall acquire no right, title or interest therein. Any and all printed, typed, written or other material which Dravo, DLC and the Company may have or obtain with respect to Trade Secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Purchaser, and any and all material (including any copies) shall, upon request of the Purchaser, be promptly delivered by Dravo, DLC and the Company to the Purchaser.

     8. Certain Exceptions.

        (a) Acquisition or Development of Facilities. If during the period commencing on the date of this Agreement and ending on the eighth (8th) anniversary thereof, the Company, Dravo or DLC, or any affiliate of the Company, Dravo or DLC, (i) acquires, either by stock or asset transaction, a facility and a minority of the sales of that facility are Restricted Business sales in the Territory or (ii) opens a new facility and thirty percent (30%) or less of the expected sales of that facility are Restricted Business sales in the Territory, then the Company, Dravo or DLC shall be entitled to engage in the Restricted Business in the Territory, but only if the Company, Dravo or DLC (or any affiliate) negotiates in good faith or causes its affiliate to negotiate in good faith with the Purchaser to reach an agreement for the purchase by the Purchaser of crushed limestone aggregates products produced at such acquired or new facility on terms similar to the terms set forth in the Distributorship Agreement between DLC and the Purchaser for DLC's Black River and Maysville, Kentucky lime facilities (the "Black River and Maysville Agreement") or in the Distributorship Agreement between DLC and the Purchaser for DLC's Longview, Alabama lime facility (the "Longview Agreement"), whichever is more analogous to the circumstances related to the acquired or developed facility; provided, however, that the Company, Dravo, DLC (or any affiliate) will only be required to enter into such an agreement for a period of time equal to the then remaining term of this Agreement.

        (b) Lynchburg Quarry. If during the term of this Agreement the Purchaser exercises its rights to put the assets comprising the Lynchburg Quarry (as defined in the Acquisition Agreement) to the Company pursuant to Section 9.8 of the Acquisition Agreement, Dravo, the Company and DLC shall have the right to operate the assets comprising the Lynchburg Quarry and to engage in the Restricted Business in the Territory from the location of the Lynchburg Quarry.

        (c) Exception Inapplicable. Nothing in this Section 8 is intended to permit the Company, Dravo, DLC (or any affiliate) to engage in the Restricted Business in the Territory from (i) any acquired facility which at the time of acquisition has fifty percent (50%) or more of its sales due to the Restricted Business in the Territory; (ii) any newly opened facility which will have more than thirty percent (30%) of its sales attributable to the Restricted Business in the Territory; or (iii) any situation other than that explicitly set forth in Section 8(a) or Section 8(b).

     9. Notice to Others. Each of Dravo, DLC and the Company hereby agrees that the Purchaser may disclose the provisions of this Agreement to any person or entity.

     10. Remedies. Each of Dravo, DLC and the Company acknowledges that any violation of this Agreement may cause irreparable harm to the Purchaser and that damages are not an adequate remedy. Each of Dravo, DLC and the Company therefore agrees that the Purchaser shall be entitled to injunctive relief, including temporary, preliminary and permanent injunctions, by an appropriate court in the appropriate jurisdiction, enjoining, prohibiting and restraining each of Dravo, DLC and the Company from the continuance of any such violation, in addition to any monetary damages which might occur by reason of the violation of this Agreement. The remedies provided in this Agreement are cumulative and shall not exclude any other remedies to which any party to this Agreement may be entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party to this Agreement being hereby waived).

     11. Modification. It is understood and agreed by the parties hereto that should any portion, provision or clause of the foregoing be deemed too broad to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by law, and each of

Dravo, DLC and the Company hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     12. Independent. The covenants and agreements set forth in this Agreement shall be deemed, and shall be construed as, separate and independent covenants and agreements, and should any part or provision of such covenants or agreements be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void or unenforceable; and this Agreement shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

     13.   Miscellaneous.

        (a) Notice. All notices under this Agreement shall be in writing and given either in person, by express overnight service (with all fees prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid, to the address of the party to this Agreement set forth below its signature or to such other address as a party to this Agreement may furnish to the other as provided in this sentence, and shall be deemed received on the date of personal delivery, on the first business day after sent by express overnight service or on the date of delivery or attempted delivery as indicated by the return receipt if sent by registered or certified mail; and if notice is given pursuant to the foregoing of a permitted successor or assign, then notice shall thereafter be given pursuant to the foregoing to such permitted successor or assign.

        (b) Assignment; Binding Effect. No assignment, transfer or delegation of any rights or obligations under this Agreement by a party shall be made without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld). This Agreement shall be binding upon the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees or other successors and assigns, and shall inure to the benefit of the parties to this Agreement and their respective permitted legal representatives, heirs, devisees, legatees or other permitted successors and assigns.

        (c) Gender; Captions. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way affect the scope of this Agreement or the intent of its provisions.

        (d) Waiver of Jury Trial. Each of the parties irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement.

        (e)         Certain Definitions.  The parties agree that
     "applicable law" means all provisions of any constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any governmental authority or arbitrator or arbitration panel; that "governmental authority" means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body, person or entity; and that "including" and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.
        (f) Entire Agreement. This Agreement constitutes the entire agreement of the parties to this Agreement with respect to its subject matter, supersedes all prior agreements, if any, of the parties to this Agreement with respect to its subject matter, and may not be amended except in writing signed by the party to this Agreement against whom the change is being asserted.

        (g) No Waiver. The failure of any party to this Agreement at any time or times to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

        (h) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina.

        (i) Counterparts. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

     DULY EXECUTED and delivered by the parties to this Agreement, under seal, on the day and year first above written.


THE PURCHASER:                MARTIN MARIETTA MATERIALS, INC.


                              By:KENNETH G. MILLER
                                Kenneth G. Miller
                                Vice President

                              Address:
                              2710 Wycliff Road
                              Raleigh, North Carolina 27607
                              Attention:  Vice President and
                                        General Counsel
                              -7-
DRAVO:                        DRAVO CORPORATION


                              By:ERNEST F. LADD III
                                Ernest F. Ladd, III
                                Executive Vice President

                              Address:
                              3600 One Oliver Plaza
                              Pittsburgh, PA 15222-2682
                              Attention:President



THE COMPANY:                  DRAVO BASIC MATERIALS COMPANY, INC.


                              By:ERNEST F. LADD III
                                Ernest F. Ladd, III
                                Executive Vice President

                              Address:
                              3600 One Oliver Plaza
                              Pittsburgh, PA 15222-2682
                              Attention:President



DLC:                          DRAVO LIME COMPANY


                              By:CARL A. GILBERT
                                Carl A. Gilbert
                                President

                              Address:
                              3600 One Oliver Plaza
                              Pittsburgh, PA 15222-2682
                              Attention:President


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